EXHIBIT 10.4
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of July 18, 2008, is by and among Community First, Inc., a Tennessee corporation (the “Company”), Community First Bank & Trust, a Tennessee corporation and wholly-owned subsidiary of the Company (the “Bank”) and Carl B. Campbell (the “Executive”).
     WHEREAS, the Executive currently serves as an officer of the Bank in the position of Senior Vice President and Chief Credit Officer; and
     WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to secure the Executive’s continued services as an officer of the Bank and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible or actual Change in Control, and to encourage the Executive’s full attention and dedication to the Company and the Bank.
     THEREFORE, intending to be legally bound, the parties agree as follows:
     1. Term. Subject to termination pursuant to Sections 3 and 7 herein, the term of this Agreement shall be for the period in which the Executive serves as an officer of the Bank.
     2. Definitions.
          (a) Cause. For purposes of this Agreement, “Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation which negatively impacts the Company or the Bank (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. For purposes of this Section, the term “willful” is defined to include any act or omission which demonstrates an intentional or reckless disregard for the duties and responsibilities owed to the business of the Company or the Bank by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him/her a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board of Directors at a meeting of the Board of Directors called and held for that purpose, finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Cause and specifying the reasons thereof. The Executive shall not have the right to receive compensation or other benefits for any period after a Termination for Cause. Any stock options granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Company, or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 12 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

          (b) Change in Control. For the purposes of this Agreement, a “Change in Control” shall be deemed to occur if and when:
               (i) there occurs an acquisition in one or more transactions of at least 15 percent but less than 25 percent of the Company’s outstanding common stock by any person (as defined in Section 3(a)(9) of the Securities Act of 1934, as amended, and as used in Sections 13(d) and 14(d) thereof), or by two or more persons acting as a group (excluding officers and directors of the Company), and the adoption by the Board of Directors of a resolution declaring that a change in control of the Company has occurred;
               (ii) there occurs a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Company upon the consummation of which more than 50 percent in voting power of the voting securities of the surviving corporation(s) is held by persons other than former shareholders of the Company; or
               (iii) 25 percent or more of the directors elected by shareholders of the Company to the Board of Directors are persons who were not listed as nominees in the Company’s then most recent proxy statement.
          (c) Disability. For the purpose of this Agreement, Disability shall have the same meaning as set forth in the Company’s or the Bank’s then current long-term disability plan.
          (d) Good Reason. For the purpose of this Agreement, Good Reason shall mean the Executive’s Separation from Service following a Change in Control as a result of one of the following events: (i) any material demotion, (ii) material loss of office or authority; (iii) a material reduction in the Executive’s annual compensation or benefits; or (iv) relocation of Executive’s principal place of employment by more than 40 miles from its location immediately prior to the Change in Control. A termination under the circumstances listed in (i) through (iv) above shall be for “Good Reason” following a Change in Control only if (A) Executive notifies the Company and the Bank of the existence of the condition that otherwise constitutes Good Reason within ninety (90) days of the initial existence of the condition, (B) the Company and the Bank fails to remedy the condition within thirty (30) days following it’s receipt of Executive’s notice of Good Reason and (C) the Executive experiences a Separation from Service from the Company and the Bank due to the condition within twelve months of the initial existence of such condition.
          (e) Involuntary Termination of Employment. For the purpose of this Agreement, an Involuntary Termination of Employment shall mean either (i) the Executive’s Separation from Service initiated by the Company or the Bank without Cause at any time during the term of this Agreement or (ii) the Executive’s Separation from Service initiated by the Executive for Good Reason. An Executive’s Separation from Service due to his or her death, Retirement, termination for Cause, or termination for Disability shall not be considered an Involuntary Termination of Employment and shall not entitle the Executive to any benefits under this Agreement.

          (f) Retirement. For the purpose of this Agreement, Retirement shall mean retirement at age 65 or in accordance with any retirement arrangement established with Executive’s consent with respect to him/her.
          (g) Separation from Service. For the purpose of this Agreement, Separation from Service shall mean the date on which the Company and the Bank and the Executive reasonably anticipate that no further services will be performed by Executive after such date, or that the level of bona fide services Executive will perform after such date will permanently decrease to no more than 49% of the average level of bona fide services performed over the immediately preceding 36-month period. Whether a Separation from Service occurs shall be interpreted consistent with Section 1.409A-1(h) of the U.S. Treasury Regulations.
     3. Benefits Pursuant to Change in Control. Upon the Executive’s Involuntary Termination of Employment from the Company and the Bank within one year following the date of a Change in Control, the Company shall pay Executive, or in the event of the Executive’s subsequent death following his or her Involuntary Termination of Employment within one year following the date of a Change in Control, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to one hundred fifty percent (150%) of the Executive’s “base amount,” currently then in effect, within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Such payment shall be made in a lump sum paid within ten (10) days of the date of Executive’s Involuntary Termination of Employment.
     4. Excise Tax Payment.
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or the Bank to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, and taking account of any withholding obligation on the part of the Bank, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (b) All determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Company’s regular certified public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
          (c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event of an Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive.
          (d) Notwithstanding any other provision of this Section 4, any Gross-Up Payment or Underpayment shall be paid in a single lump sum payment at a time which will enable timely payment of any excise tax due by the Executive, but in no event later than December 31 of the year following the year (A) any excise tax is paid to the Internal Revenue Service regarding this Section 4 or (B) any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section 4 is completed or resolved.
     5. Delay of Payments. It is intended that each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) of the U.S. Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, if (i) on the date Executive’s employment with the Company and the Bank terminates the Executive is a “specified employee” (as such term is defined under Section 1.409A-1(i)(1) of the U.S. Treasury Regulations) of the Company and the Bank and (ii) any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s Separation from Service from the Company and the Bank. Any payments delayed pursuant to this Section 5 shall be made in a lump sum on the first day of the seventh month following the Executive’s Separation from Service and any remaining payments shall be made in accordance with the terms of this Agreement.
     6. Non-Competition; Non-Solicitation; Confidentiality.
          (a) Upon the occurrence of a Change in Control followed by the Executive’s Involuntary Termination of Employment in a manner in which Executive is entitled to receive payments under Section 3 hereof, Executive agrees not to compete with the Company or the Bank for a period of twelve (12) months following the date of the Executive’s Date of Termination in any city or town in which the Bank operates a branch or main office, determined as of the Date of Termination. Executive agrees that during such period, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the

Company or the Bank. Executive further agrees that during such 12-month period he/she will not solicit, hire or encourage any officer or employee of the Company or the Bank or each of the Company’s or the Bank’s affiliates to accept employment with any other entity. The Executive further agrees that for a period of twelve months following his/her Date of Termination he/she will not, directly or indirectly, for his/her benefit or for the benefit of any other person or entity solicit from any customer, doing business with the Bank or the Company as of the Executive’s Date of Termination, business of the same or of a similar nature to the business of the Bank or the Company with such customer. The parties hereto, recognizing that irreparable injury will result to each of the Company and the Bank and their businesses and property in the event of Executive’s breach of this Section 5(a) agree that in the event of any such breach by Executive, the Company and the Bank will be entitled, in addition to any other remedies and damages available to them at law, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Nothing herein will be construed as prohibiting either of the Company or the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.
          (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and Bank and each of their affiliates, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company and the Bank. Executive will not, during or after the term of his/her employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or the Bank, or affiliates thereof, to any person, firm, corporation or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or the Bank. In the event of a breach or threatened breach by the Executive of the provisions of this Section 6(b), each of the Company and the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or the Bank or affiliates thereof, or from rendering any services to any person, firm corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company or the Bank from pursuing any other remedies available to the Company or the Bank for such breach or threatened breach, including the recovery of damages from Executive.
     7. Termination of Agreement. This Agreement shall terminate immediately at such time as the Executive no longer serves as an officer of the Bank provided, however, that the termination of this Agreement shall not impact Executive’s rights to receive any payments to which he/she is entitled under the terms hereof following Executive’s Involuntary Termination of Employments.
     8. Assignment; Binding Agreement. This Agreement shall inure (i) to the benefit of and be enforceable by the Executive and his/her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (ii) to the benefit of any successors or assigns of the Company or the Bank. If the Executive should die while any amount would still be payable to him/her hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his/her devisee, legatee or other designee or, if there is no such designee, to his/her estate.
     9. Entire Agreement. This Agreement contains all the understandings between the parties pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he/she does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has had the opportunity to be represented by counsel of his/her choosing.
     10. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Bank or the Executive to have the Executive remain in the employment of the Company or the Bank prior to any Change in Control.
     11. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of each of the Company and the Bank. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
     12. Notices.
          (a) Any purported termination by the Company and the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
          (b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he/she shall not have returned to the performance of his/her duties on a full-time basis during such thirty (30) day period); and (B) if his/her employment is terminated for any other reason, the date specified in the Notice of Termination.
          (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties by a binding arbitration award, or by a final judgment order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further than the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, each of the Company and the Bank will continue to pay Executive his/her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him/her as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of the dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
     13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
     14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
     15. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof.
     16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18. Successor to Company and the Bank. The Company and the Bank shall each require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or the Bank, as the case may be, expressly and unconditionally to assume and agree to perform the Company’s and the Bank’s, as the case may be, objections under this Agreement, in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession or assignment had taken place.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of date set forth above.

COMMUNITY FIRST, INC.
By:	/s/ Marc R. Lively
	Name:	Marc R. Lively
	Title:	President and Chief Executive Officer

COMMUNITY FIRST BANK & TRUST
By:	/s/ Marc R. Lively
	Name:	Marc R. Lively
	Title:	President and Chief Executive Officer

EXECUTIVE
/s/ Carl B. Campbell
Carl B. Campbell